Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports  dated February 25, 2019, relating to the financial statements of Bristol-Myers Squibb Company, and the effectiveness of Bristol-Myers Squibb Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bristol-Myers Squibb Company for the year ended December 31, 2018. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 4, 2020